Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to the description of our role in the real property valuation process set forth under the heading "August 31, 2025 NAV Per Share" in Supplement No. 10, dated September 16, 2025 to the base prospectus dated February 4, 2025 of Hines Global Income Trust, Inc., being included or incorporated by reference in Hines Global Income Trust, Inc.’s Registration Statement on Form S-11 (No. 333-279847) and the related prospectus and prospectus supplements that are a part thereof.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
September 16, 2025